Exhibit 10.1
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 6, 2008, between FOSTER WHEELER LTD., a Bermuda company (the “Company”), and FRANCO BASEOTTO (the “Executive”).

WHEREAS, the Executive is currently employed by Foster Wheeler Continental Europe S.r.l. (the “Italian Subsidiary”) but has been serving as the Company’s Executive Vice President and Chief Financial Officer since August 13, 2007 pursuant to a seconding arrangement among the parties;

WHEREAS, Executive’s employment relationship with the Italian Subsidiary currently is governed by (i) Italian law, (ii) the Contratto Collettivo Nazionale Dirigenti Aziende Industriali which is set to expire on December 31, 2008, and any extension thereto or successor contract, (iii) an individual letter agreement, dated May 25, 1998, and (iv) the applicable Italian Subsidiary policies and procedures (all of (i) through (iv), collectively, the “Italian Arrangements”);

WHEREAS, Executive, the Italian Subsidiary and the Company are currently also parties to a Supplemental Employment Agreement (the “Supplemental Agreement”) and a Change of Control Agreement (the “CoC Agreement”), each dated as of November 12, 2007, equalizing the Executive’s compensation and benefits under the Italian Arrangements by providing an employment arrangement to the Executive comparable to that generally provided to the Company’s executive officers at the Executive’s level; and

WHEREAS, the Executive and the Italian Subsidiary have mutually agreed to terminate the Italian Arrangements (as they apply to the Executive) through separate document(s), such termination to be effective as of the Effective Date (as defined in Section 2.1), and, as a result of the termination of the Italian Arrangements, the Supplemental Agreement and the CoC Agreement shall terminate in accordance with their respective terms, such latter termination being effective immediately prior to the Effective Date of this Agreement.

ACCORDINGLY, the Company and the Executive hereby agree as follows:

1.	Employment, Duties and Acceptance.

1.1 Employment, Duties. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of Executive Vice President, Chief Financial Officer and Treasurer of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Chief Executive Officer; provided, however, that the Executive may participate in civic, charitable, industry, and professional organizations to the extent that such participation does not materially interfere with the performance of Executive’s duties hereunder. The Executive’s title shall be Executive Vice President, Chief Financial Officer and Treasurer, or such other titles of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive by the Company consistent with such position, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses of similar size in the United States.

1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.3 Fiduciary Duties to the Company. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure the Company’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Company, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to the Company, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with the Company’s policies and procedures.

1.4 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Clinton, New Jersey subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company. The Executive shall keep Executive’s primary residence within reasonable daily commute of the Clinton, New Jersey area throughout the Term.

2.	Term of Employment.

2.1 Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence, subject to the termination of the Italian Arrangements, on July 1, 2008 (the “Effective Date”) and shall end on the date on which the Term is terminated pursuant to Section 4.

3.	Compensation; Benefits.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable monthly in arrears, at the initial annual rate of Four Hundred and Fifty Thousand Dollars ($450,000.00) (the “Base Salary”). On each anniversary of the Effective Date or such other appropriate date during each year of the Term when the salaries of executives at the Executive’s level are normally reviewed, the Company shall review the Base Salary and determine if, and by how much, the Base Salary should be increased; provided, however, the Base Salary under this Agreement, including as subsequently adjusted upwards, may not be decreased thereafter without the written consent of Executive, except for across-the-board changes for executives at the Executive’s level. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

3.2 Bonus. Executive shall be eligible to participate, as determined by the Compensation Committee of the Board of Directors of the Company (the “Board”), in the Company’s annual incentive program as in effect from time to time for executives at the Executive’s level. The Executive shall be eligible for an annual incentive bonus at a target opportunity of seventy-five percent (75%) of Base Salary (up to a maximum opportunity of one hundred fifty percent (150%) of Base Salary) based upon the achievement of certain business unit objectives established in advance by the Company (the “Annual Bonus”). The actual amount of any Annual Bonus shall be determined by and in accordance with the terms of the Company’s annual incentive program as in effect from time to time and the Executive shall have no absolute right to an Annual Bonus in any year.

The Executive’s Annual Bonus for performance during fiscal year 2008 shall be determined and paid as follows: The Company shall pay the full amount of any such Annual Bonus in U.S. Dollars and the relevant business unit objective for the entire year shall be that of the Corporate Center. 50% of any such Annual Bonus shall be calculated based upon the Executive’s Base Salary and target opportunity that applied between January 1, 2008 and June 30, 2008, i.e., 236,600 Euros and 60%, which amount shall be converted from Euros to U.S. Dollars on a date as close as practicably possible to the date upon which any such Annual Bonus is paid. The remaining 50% of any such Annual Bonus shall be calculated based upon the Executive’s Base Salary and target opportunity that applied between July 1, 2008 and December 31, 2008, i.e., $450,000 and 75%.

3.3 Equity Awards.

3.3.1 The parties acknowledge and agree that, on November 15, 2007 (the “November 2007 Grant Date”), the Executive received a (i) a grant of a number of restricted stock units payable in shares of common stock of the Company (“Common Stock”) with an economic value as of the Grant Date equal to approximately $255,500 (the “November 2007 Restricted Stock Units”) and (ii) a grant of stock options to purchase shares of Common Stock with an economic value as of the November 2007 Grant Date equal to approximately $255,500 (the “November 2007 Options”). The November 2007 Restricted Stock and November 2007 Options are governed by separate agreements entered into between Executive and the Company, and in the event of any inconsistency between such separate agreements and the terms of this Agreement (including, but not limited to, Section 4.2.2(v) and (vi)), the separate agreements shall govern and control. For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

3.3.2 Executive shall be eligible for annual equity awards, as determined by the Compensation Committee of the Board, under the Company’s equity award plan covering executives at the Executive’s level, as in effect from time to time. Executive will be entitled to a long term incentive value opportunity equivalent to 1.8 times Base Salary per year, the form and conditions of which will be established by the Compensation Committee.

3.3.3 Executive will receive on a date designated by the Board during the first open trading window for Section 16 officers subsequent to the effectiveness of this Agreement (known as the “2008 Grant Date”) the following:

(i) A grant of a number of restricted stock units which will be payable in shares of Common Stock with an economic value as of the 2008 Grant Date equal to approximately $75,082 (the “2008 Restricted Stock Units”). The 2008 Restricted Stock Units will be granted under the Company’s Omnibus Incentive Plan. The 2008 Restricted Stock Units will be issued on the 2008 Grant Date. For purposes of this Subsection 3.3.3, the determination of the number of 2008 Restricted Stock Units to be granted to Executive shall be consistent with the methodology used for valuing restricted stock units granted to employees which has been approved and adopted by the Compensation Committee of the Board.

(ii) A grant of stock options to purchase shares of Common Stock with an economic value as of the 2008 Grant Date equal to approximately $75,082 (the “2008 Options”). The 2008 Options will be granted under the Company’s Omnibus Incentive Plan and for purposes of such Omnibus Incentive Plan:

(A) the 2008 Options will be Nonqualified Stock Options;

(B)the exercise price will be equal to the Fair Market Value of a share of Common Stock as defined under the terms of the Company’s Omnibus Incentive Plan on the 2008 Grant Date; and

(C) the Expiration Date will be the last business day immediately preceding the fifth anniversary of the 2008 Grant Date.

The 2008 Options will be issued on the 2008 Grant Date. For purposes of this Subsection 3.3.3, the determination of the number of 2008 Options to be granted to Executive shall be consistent with the methodology used for valuing stock options granted to employees that has been approved and adopted by the Compensation Committee of the Board. The 2008 Restricted Stock and 2008 Options shall be governed by separate agreements to be entered into between Executive and the Company, and in the event of any inconsistency between such separate agreements and the terms of this Agreement (including, but not limited to, Section 4.2.2(v) and (vi)), the separate agreements shall govern and control. For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

3.4 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

3.5 Vacation. During the Term, the Executive shall be entitled to an annual paid vacation period or periods in accordance with the applicable executive vacation policy as in effect from time to time, which in no event shall be less than the vacation policy as in effect on the Effective Date.

3.6 Employee Pension and Health and Welfare Plans. During the Term, the Executive shall be entitled to participate in those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company as from time to time in effect and on a basis no less favorable than any other executive at the Executive’s level.

3.7 Perquisites. During the Term, the Executive shall be provided by the Company with the following perquisites:

3.7.1 an annual physical examination;

3.7.2 an annual automobile allowance based upon the current Company policy;

3.7.3 home office equipment and associated services for business use in Executive’s homes not to exceed $5,000 per year (which amount includes any applicable gross-up for any taxes due for such payment);

3.7.4 annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation not to exceed $5,000 per year (which amount includes any applicable gross-up for any taxes due for such payment); and

3.7.5 reimbursement for a one-time cost of estate planning services, at a time selected by the Executive during the Term, not to exceed $10,000 in the aggregate (which amount includes any applicable gross-up for any taxes due for such payment).

3.8 Relocation.

3.8.1 General: The relocation of the Executive, his family, and belongings to the Clinton, New Jersey area will be in accordance with the Company’s usual Employee Relocation Policy, but in all events shall include the following:

(i) reimbursement of all fees and expenses reasonably incurred for the purchase of a house in the New Jersey area (for the avoidance of doubt, excluding amounts paid in respect of the purchase price of the house, but including applicable closing costs, taxes and legal and financing fees;

(ii) reimbursement of all costs reasonably incurred for the moving of personal belongings and furniture from Italy and New Orleans to New Jersey; and

(iii) an allowance of $15,000 for settling in and transitioning to the new home.

3.8.2 Schooling: The Company shall provide the Executive cash payments in 2008, 2009, and 2010 equal to the cost of the Executive's daughter's high school tuition, books and fees for each year. Such payments shall be made by lump sum payment to the Executive promptly after the costs are incurred by the Executive, but in no event earlier than January 1 nor later than December 31 of the taxable year to which they relate.

3.8.3 Grossup: To the extent that any of the costs, fees or expenses covered by this Section 3.8 can not be deducted as relocation expenses or otherwise by the Executive on his applicable tax returns, they will be grossed up in order to offset any taxes incurred on any such non-deductible costs, fees or expenses, such grossup payment to be made by lump sum payment no later than the year following the taxable year in which such taxes are incurred.

4.	Termination.

4.1 Termination Events.

4.1.1 Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i) Death: the death of the Executive;

(ii) Disability: the physical or mental disability of the Executive, whether totally or partially, such that with or without reasonable accommodation the Executive is unable to perform the Executive’s material duties, for a period of not less than one hundred and eighty (180) consecutive days; or

(iii) For Cause By the Company: As used herein, “Cause” means:

(A) conviction of a felony;

(B) actual or attempted theft or embezzlement of Company assets;

(C) use of illegal drugs;

(D) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company has provided the Executive notice of the material breach which shall be given within sixty (60) days of the Company’s knowledge of the occurrence of the material breach;

(E) commission of an act of moral turpitude that in the judgment of the Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company and/or the ability of the Executive to perform the Executive's duties;

(F) gross negligence or willful misconduct in performance of the Executive’s duties;

(G) breach of fiduciary duty to the Company;

(H) willful refusal to perform the duties of Executive’s titled position; or

(I) a material violation of the Foster Wheeler Code of Business Conduct and Ethics.

4.1.2 For Good Reason By the Executive: The Executive may immediately resign the Executive’s position for Good Reason and, in such event, the Term shall terminate. As used herein, “Good Reason” means a material negative change in the employment relationship without the Executive’s consent, as evidenced by the occurrence of any of the following:

(i) material diminution in title, duties, responsibilities or authority;

(ii) reduction of Base Salary and benefits except for across-the-board changes for executives at the Executive’s level;

(iii) exclusion from executive benefit/compensation plans;

(iv) relocation of the Executive’s principal business location by the Company of greater than fifty (50) miles;

(v) material breach of the Agreement by the Company; or

(vi) resignation in compliance with securities/corporate governance applicable law (such as the US Sarbanes-Oxley Act) or rules of professional conduct specifically applicable to such Executive.

For each event described above in this Section 4.1.2, the Executive must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure.

4.1.3 Without Cause By the Company: The Company may terminate the Executive’s employment thirty (30) days following notice of termination without Cause given by the Company and, in such event, the Term shall terminate. During such thirty (30) day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s offices and/or other facilities.

4.1.4  Without Good Reason By the Executive: The Executive may voluntarily resign the Executive’s position effective thirty (30) days following notice to the Company of the Executive’s intent to voluntarily resign without Good Reason and, in such event, the Term shall terminate. During such thirty (30) day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s offices and/or other facilities.

4.1.5 Definition of Termination Date. The date upon which Executive’s employment and the Term terminate pursuant to this Section 4.1 shall be the Executive’s “Termination Date” for all purposes of this Agreement.

4.2 Payments Upon a Termination Event.

4.2.1 Entitlements Upon Termination For Any Reason. Following any termination of the Executive’s employment, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be:

(i) Base Salary earned through the Termination Date;

(ii) the balance of any awarded (i.e., the amount and payment of the specific award has been fully approved by the Compensation Committee of the Board) but as yet unpaid, annual cash incentive or other incentive awards for any calendar year prior to the calendar year during which the Executive’s Termination Date occurs;

(iii) a payment representing the Executive’s accrued but unused vacation;

(iv) any vested, but not forfeited benefits on the Termination Date under the Company’s employee benefit plans in accordance with the terms of such plans; and

(v) any benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans.

4.2.2 Payments Upon Involuntary Termination by the Company Without Cause or Voluntary Termination of the Executive with Good Reason. Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive in addition to the payments and benefits in Section 4.2.1 above:

(i) an amount equal to twenty-four (24) months of Base Salary at the rate in effect on the Termination Date, payable in a lump sum within 30 days following the Termination Date;

(ii) an amount equal to 200% of the Executive’s annual cash incentive payment at target, payable in a lump sum within 30 days following the Termination Date;

(iii) two years of continued health and welfare benefit plan coverage following the Termination Date (excluding any additional vacation accrual or sick leave) at active employee levels, if and to the extent the Executive was participating in any such plans on the Termination Date, provided that the Executive remits monthly premiums for the full cost of any health benefits;

(iv) a cash payment each month during the two-year period following the Termination Date equal to the full monthly premium for the health benefits described in clause (iii) above minus the active employee cost of such coverage, such full monthly premium to be grossed-up by the Company for any applicable income taxes;

(v) except as prohibited by law, removal of transfer and other restrictions from all shares of capital stock of the Company registered in the Executive’s name;

(vi) full vesting of all stock options to purchase shares of capital stock of the Company, restricted stock, and restricted stock units;

(vii) executive level career transition assistance services by a firm selected by the Executive and approved by the Company in an amount not to exceed $8,000 in the aggregate (which amount includes any applicable gross-up for any taxes due for such payment); and

(viii) two additional years of age and service to be credited under the Company’s pension plan and/or supplemental pension plan, if and to the extent the Executive was participating in any such plans on the Termination Date.

Notwithstanding any other provision of this Agreement, as consideration for the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2, the Executive shall provide the Company an enforceable waiver and release agreement in a form that the Company normally requires.

4.3 Change of Control.

4.3.1 Definitions.

(i) Affiliated Company. For purposes of this Agreement, “Affiliated Company” means any company, directly or indirectly, controlled by, controlling or under common control with the Company.

(ii) Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not be deemed to result in a Change of Control: (I) any acquisition directly from the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, (II) any acquisition by the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other legal entity controlled, directly or indirectly, by the Company or (IV) any acquisition by any corporation pursuant to a transaction that complies with clauses (I), (II) and (III) of subparagraph (C) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clauses (I) or (II) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

(B) Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (II) no Person (excluding any (1) corporation owned, directly or indirectly, by the beneficial owners of the Outstanding Company Voting Securities as described in subclause (I) immediately preceding, or (2) employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination, or any of their respective subsidiaries) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(iii) Change of Control Period. For purposes of this Agreement, the “Change of Control Period” shall mean the period commencing on the date of a Change of Control and ending on the thirteenth-month anniversary of such date.

(iv) Good Reason. For purposes of Section 4.3, “Good Reason” (as defined in Section 4.1.2) shall also include a termination by the Executive for any reason during the 30-day period immediately following the first one-year anniversary of the Start Date (as defined below).

(v) Recent Annual Bonus. For purposes of this Agreement, a “Recent Annual Bonus” shall mean a prior year’s Annual Bonus in cash equal to at least the highest “annual short-term incentive award” (as such terminology is defined in the Foster Wheeler Annual Executive Short-Term Incentive Plan) received by the Executive under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any comparable bonus under any predecessor or successor plan, including any bonus or portion thereof that has been awarded but deferred, for the last three full fiscal years prior to the Start Date. Notwithstanding anything to the contrary, in the event that during any three year look-back period above, any annual bonus paid and received by Executive under the Foster Wheeler Annual Executive Short-Term Incentive Plan (or any respective predecessor annual incentive plan) was paid by a Foster Wheeler affiliate other than the Company, then any such annual bonus paid by either the Company or any other Foster Wheeler affiliate during the three-year look-back period shall be deemed to be paid by the Company for purposes of this computation.

(vi) Start Date. For purposes of this Agreement, “Start Date” shall mean the first date of the Change of Control Period. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Start Date” shall mean the date immediately prior to the Termination Date.

4.3.2 Obligations of the Company upon Executive’s Voluntary Termination with Good Reason or the Company’s Involuntary Termination of Executive Without Cause (Other Than for Death or Disability) During Change of Control Period. If, during the Change of Control Period, the Company terminates the Executive’s employment without Cause (other than for death or Disability) or the Executive terminates his employment for Good Reason:

(i) Lump Sum Payment. The Company shall pay to the Executive in a lump sum in cash within 30 days following the Termination Date the aggregate of the following amounts:

(A) Accrued Obligations. The sum of (I) the Executive’s Annual Base Salary through the Termination Date to the extent not theretofore paid, (II) the product of (1) the higher of: (a) any Recent Annual Bonus, and (b) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Change of Control Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, and (III) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (I), (II) and (III), (the “Accrued Obligations”);

(B) Three Times Amount. The amount equal to the product of (I) three and (II) the sum (1) the Executive’s Annual Base Salary and (2) the Highest Annual Bonus;

(C) Retirement Plan Make Whole. An amount equal to the excess of (I) the actuarial equivalent of the benefit under the Company’s qualified defined benefit retirement plan (the “Retirement Plan”) (utilizing actuarial assumptions no less favorable to the Executive than those in effect under the Retirement Plan immediately prior to the Effective Date) which the Executive would receive if the Executive’s employment continued for three years after the Termination Date assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive’s compensation in each of the three years is that required by Sections 3.1 and 3.2 above, over (II) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan as of the Termination Date plus amounts, if any, that the Executive would have contributed under the Retirement Plan during such Change of Control Period; and

(D) Payment of Equity Awards. Payment for any shares of restricted common shares issued under the Company’s or an Affiliated Company’s Omnibus Incentive Plan or any other plan (whether or not vested), to the extent such shares are tendered to the Company or an Affiliated Company, as applicable, by the Executive within 20 days after the Termination Date, at a price per share equal to the highest of (I) the market price on the NASDAQ Stock Market LLC of a common share of the Company at the close of business on the date of such tender, (II) the highest price paid for a common share of the Company in any Change of Control transaction occurring on or after the Start Date, or (III) the market price on the NASDAQ Stock Market LLC of a common share of the Company at the close of business on the date of any such Change of Control transaction;

(ii) Medical Coverage. For five years after the Executive’s Termination Date, or such longer period as may be provided by the terms of the appropriate health or welfare plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the health or welfare plans, programs, practices and policies if the Executive’s employment had not been terminated or, if more favorable to the Executive, and to the extent he otherwise is or becomes eligible therefor, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that the Executive remits monthly premiums for the full cost of any health benefits; and provided further that if the Executive becomes reemployed with another employer and is eligible to receive health or welfare benefits under another employer provided plan, the health and welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the fifth anniversary of the Termination Date and to have retired on such fifth anniversary;

(iii) Medical Payments. The Company shall make a cash payment each month during the five-year period commencing after the Executive’s Termination Date, equal to the full monthly premium for the health benefits described in Section 4.3.2(ii) above minus the active employee cost of such coverage, such full monthly premium to be grossed-up for any applicable income taxes;

(iv) Outplacement Services. The Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion; and

(v) Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

4.3.3 Obligations of the Company upon Executive’s Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Change of Control Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Termination Date. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Subsection 4.3.3 shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Start Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

4.3.4 Obligations of the Company upon Executive’s Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Change of Control Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Termination Date. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Subsection 4.3.4 shall include, and the Executive shall be entitled after the Disability Start Date to receive disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Start Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

4.3.5 Obligations of the Company upon Executive’s Voluntary Termination Without Good Reason or the Company’s Involuntary Termination of Executive With Cause During Change of Control Period. If the Executive’s employment is terminated for Cause during the Change of Control Period, the Company shall provide to the Executive (i) the Executive’s Annual Base Salary through the Termination Date, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Change of Control Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Termination Date.

4.3.6 Certain Additional Payments by the Company.

(i) Definitions. The following terms shall have the following meanings for purposes of this Subsection 4.3.6.

(A) Excise Tax. “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), together with any interest or penalties imposed with respect to such excise tax.

(B) Net After-Tax Amount. The “Net After-Tax Amount” of a Payment shall mean the Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Executive’s taxable income for the taxable year in which the Payment is made.

(C) Parachute Value. “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(D) Payment. A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(E) Safe Harbor Amount. The “Safe Harbor Amount” means the maximum Parachute Value of all Payments that the Executive can receive without any Payments being subject to the Excise Tax.

(F) Value. “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm (as defined below) using the discount rate required by Section 280G(d)(4) of the Code.

(ii) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Gross-Up Payment will be made as soon as reasonably practicable but in no event later than December 31 of the year following the year in which the Excise Tax is incurred.

(iii) Determination of the Gross-Up Payment. Subject to the provisions of paragraph (iv) immediately below, all determinations required to be made under this Subsection 4.3.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Subsection 4.3.6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (iv) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(iv) Notification. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C) cooperate with the Company in good faith in order effectively to contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (iv), the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(v) Entitlement to Refund. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (iv) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (iv)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (iv), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(vi) Consent to Withholding. Notwithstanding any other provision of this Subsection 4.3.6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment, and the Executive hereby consents to such withholding.

4.3.7 Immediate Payment of Annual Bonus.  As soon as technically possible following the Start Date, the Executive shall receive an immediate payment in cash of the Annual Bonus under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any successor plan, for the year in which the Change of Control takes place equal to the Annual Bonus the Executive received (if any) for the calendar year immediately preceding the year in which the Change of Control took place. If it is determined, after the end of the year in which the Change of Control took place, that the amount of the Annual Bonus that is actually due to the Executive for such year under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any successor plan, exceeds the amount paid pursuant to the preceding sentence, the excess shall be paid to the Executive no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which this Annual Bonus is paid under this Section 4.3.7. It is expressly agreed that the overall Annual Bonus paid for the year in which the Change of Control takes place in no event shall be lower than the Recent Annual Bonus.

4.4 No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

5.	Protection of Confidential Information; Non-Competition and Non-Solicitation.

5.1 Confidential Information. The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

5.1.1 except in the course of performing the Executive’s duties provided for in Section 1.1, not at any time, whether before, during or after the Executive’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company’s or its subsidiaries’ or affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company and its subsidiaries and affiliates; and

5.1.2 to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, software, electronic/digital media records, blueprints and other documents (and all copies thereof) relating to the Company’s (and its subsidiaries’ and affiliates’) business and all property associated therewith, which the Executive may then possess or have under the Executive’s control.

5.2 Company Protections. In consideration of the Company’s entering into this Agreement, the Executive agrees that at all times during the Term and thereafter for the time period described hereinbelow, the Executive shall not, directly or indirectly, for Executive or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

5.2.1 Non-Competition: until the first anniversary of the Termination Date, engage in any activity for or on behalf of a Competitor, as director, employee, shareholder (excluding any such shareholding by the Executive of no more than 5% of the shares of a publicly-traded company), consultant or otherwise, which is the same as or similar to activity in which Executive engaged at any time during the last two (2) years of employment by the Company; and

5.2.2 Non-Solicitation: until the second anniversary of the Termination Date:

(i) Of Employees: call upon any Person who is, at such Termination Date, engaged in activity on behalf of the Company or any subsidiary or affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such subsidiary or affiliate; or

(ii) Of Customers: solicit, induce, or attempt to induce any customer of the Company to cease doing business in whole or in part with or through the Company or a subsidiary or affiliate, or to do business with any Competitor.

For purposes of this Agreement, “Competitor” means a person or entity who or which is engaged in a material line of business conducted by the Company. For purposes of this Agreement, “a material line of business conducted by the Company” means an activity of the Company generating gross revenues to the Company of more than twenty-five million dollars ($25,000,000) in the immediately preceding fiscal year of the Company.

5.3 Remedies and Injunctive Relief. If the Executive commits a breach or threatens to breach any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company in addition to money damage and that money damages alone will not provide a complete or adequate remedy to the Company, it being further agreed that such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.4 Severability. If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5 Extension of Term of Covenants Following Violation. The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.

5.6 Blue Penciling by Court. If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

5.7 Blue Penciling by One Court Not to Affect Covenants in Another State. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties’ hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

6.	Intellectual Property.

6.1 Company’s Rights. Notwithstanding and without limiting the provisions of Section 5, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

7.	Indemnification.

7.1 General Rule. In addition to any rights to indemnification to which the Executive is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall use its best efforts to maintain during the Term and thereafter insurance coverage sufficient in the determination of the Company to satisfy any indemnification obligation of the Company arising under this Section 7.

8.	Notices.

8.1 To the Company. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, NJ 08809-4000
Attention: General Counsel

8.2 To the Executive. If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

9.	General; Termination of Prior Agreements.

9.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made between residents thereof and to be performed entirely in New Jersey.

9.2 Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.3 Termination of Supplemental Agreement and CoC Agreement. The parties acknowledge and agree that, upon the the termination of the Italian Arrangements, the Supplemental Agreement and the CoC Agreement shall terminate in accordance with their respective terms and shall be of no further force and effect, provided, however, that, for the avoidance of doubt, Articles 5 and 6 of the Supplemental Agreement shall survive such termination.

9.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

9.5 Non-exclusivity of Rights. Other than as expressly set forth in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. For avoidance of doubt, it is agreed and understood that this Agreement shall not supersede or otherwise adversely affect any stock option, restricted stock or other form of equity grant or award provided to Executive prior to the Effective Date, or any indemnification agreement heretofore entered into between the Company and the Executive. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Companies at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to this Agreement in connection with the termination of the Executive’s employment, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless specifically provided therein in a specific reference to this Agreement.

9.6 Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay as incurred (within ten days following the Company’s receipt of an invoice from the Executive, which invoice the Executive must submit to the Company not later than March 1 of the year following the year in which the expenses were incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

9.7 Assignability.

9.7.1 Nonassignability by Executive. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.

9.7.2 Assignability by Company. The Company may assign its rights, together with its obligations, hereunder:

(i) to any affiliate; or

(ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted;

provided, however, that no assignment pursuant to this paragraph 9.7.2 shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

9.7.3 Assumption of Agreement by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.8 Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.

9.9 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.11 Acknowledgement of Ability to Have Counsel Review. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

10.	Dispute Resolution.

10.1 Arbitration. Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive’s employment by the Company shall be settled by arbitration with three arbitrators. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Clinton, New Jersey area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in New Jersey. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver or the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties’ reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

11.	Free to Contract.

11.1 Executive Representations and Warranty. The Executive represents and warrants to the Company that Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of Executive’s duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive’s employment by the Company hereunder, except as disclosed in this Agreement.

12.	Subsidiaries and Affiliates.

12.1 Definitions. As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

13.	Code Section 409A Legal Requirement.

13.1 Six Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if the Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code as of his Termination Date, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Agreement may be made until the earlier of: (i) the first day following the sixth month anniversary of Executive’s Termination Date, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the sixth month anniversary of the Executive’s Termination Date. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, the cash payments to facilitate post-termination health coverage described in Sections 4.2.2 and 4.3.2 shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Executive’s Termination Date) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOSTER WHEELER LTD.

By:	/s/ Raymond J. Milchovich
Name: Raymond J. Milchovich
Title: Chairman and Chief Executive Officer

/s/ Franco Baseotto
Franco Baseotto